Exhibit 11

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

CODE OF ETHICS

The Board of Directors (the “Board”) of Hutchison Telecommunications International Limited (the “Company”) has adopted this Code of Ethics (the “Code”) to guide and remind the directors, officers and employees (the “Company Personnel”) of the Company, its subsidiaries and affiliated businesses (the “Group”) of their responsibilities to the Group, other Company Personnel, customers and investors of the Group, governmental authorities and the general public. As the business of the Company depends on its reputation and the reputation of its financial records, this Code goes beyond the requirements of the law in many instances.

This Code should be interpreted in the context of all applicable laws, the Memorandum and Articles of Association of the Company, and all other corporate governance and disclosure policies and documents adopted by the Board. All Company Personnel must become familiar and fully comply with this Code. As this Code cannot and does not cover every applicable situation or provide answers to all questions that might arise, all Company Personnel are expected to use common sense in determining what is right or wrong, including a sense of when it is proper to seek guidance from supervisors, officers or professional advisors on the appropriate course of conduct.

This Code may be modified from time to time by the Board. Any changes to this Code will be provided to Company Personnel.

1. PURPOSE OF THE CODE

The purpose of this Code is to set standards for the Company Personnel as are reasonably necessary to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files or submits to the U.S. Securities and Exchange Commission, the New York Stock Exchange, the Hong Kong Securities and Futures Commission or the Hong Kong Stock Exchange, and in any other public communications by the Company; (iii) compliance with applicable governmental and regulatory laws, rules, codes and regulations; (iv) prompt internal reporting of any violations of this Code; and (v) accountability for adherence to this Code.

2. COMPLIANCE WITH LAWS

All Company Personnel must conduct themselves in accordance and compliance with all applicable laws, rules, codes and regulations, including insider trading laws, wherever the Group conducts business.

•	If a Company Personnel has questions as to whether an action or conduct complies with the law, a supervisor or legal counsel for the Group should be contacted.

•	If a Company Personnel has any material or price-sensitive non-public information regarding the Group or any other public entity that has a business relationship with the Group, the Company Personnel may not buy or sell any securities of the Group or such other public entity or pass such material or price-sensitive non-public information along to others, until such information has become public.

•	Violation of the law may result in civil and criminal penalties, including fines or jail sentences. Company Personnel who are uncertain as to the legal rules and Company policies governing purchases and sales of securities should review the Securities Trading Policy of the Company and, if in doubt, consult the Company Compliance Officers identified in the Securities Trading Policy.

3. CONFLICTS OF INTEREST

Company Personnel must maintain objectivity and must avoid conflicts of interest and subordination of judgment in the performance of their duties and responsibilities for the Group.

•	Objectivity requires Company Personnel to be impartial and free of conflicts of interest. Company Personnel must not subordinate their judgment to personal gain and advantage or to the judgment of others, or be unduly influenced by their own interests or by the interests of others in forming judgments. Company Personnel must not participate in any activity or relationship that would constitute a conflict of interest.

•	A conflict of interest would generally arise if a Company Personnel participated in any activity or relationship, directly or indirectly, that may impair or be presumed to impair the Company Personnel’s objectivity, or that is somehow inconsistent with or opposed to the best interests of the Group.

•	A non-exclusive list of situations where a conflict of interest could arise includes:

•	a Company Personnel participates as an officer, director or employee of, or consultant to, or has an interest in securities or other ownership interest in (other than owning securities of a publicly traded company or where the number of securities owned is insignificant compared to the number of securities outstanding), any organization or individual that has, or is seeking to have, a business relationship with the Group (such as a contractor, supplier, carrier or customer), or that is a competitor of the Group.

•	a Company Personnel buys, sells or leases any kind of property, materials, supplies, services, facilities or equipment from or to the Group, or to any organization or individual that has, or is seeking to have, a business relationship with the Group (such as a contractor, supplier, carrier or customer).

•	any of the above-mentioned situations, but involving a family member of the Company Personnel, including benefits accruing to a family member, rather than the Company Personnel himself.

•	Loans to and guarantees of obligations of Company Personnel incurred for personal reasons can also present conflicts of interest. The Group is prohibited by law from making any direct or indirect extension of credit, renewal or modification of an extension of credit, or arrangement for the extension of credit, in the form of a personal loan to any Officers or Directors of the Group.[1] Examples of the types of extensions of credit that are prohibited under this Code include, without limitation, loans to cover relocation expenses, temporary housing, and exercise price paid in so-called cashless exercises of stock options. It is the policy of the Company that such loans will generally not be made to other Company Personnel.

•	Company Personnel may not solicit any personal advantage from clients, suppliers or any person in connection with the Group’s business. In addition, Company Personnel should decline advantages offered directly or indirectly in connection with their duties if the acceptance of advantages could or might appear to affect their objectivity or induce them to act against the Group’s best interests or lead to complaints of bias. The term “advantage” is defined in the Hong Kong Prevention of Bribery Ordinance and includes gift, loan, fee, reward, office, employment, contract, service and favour. Company Personnel should never accept any gift of cash or cash equivalents or securities. Company Personnel may consider accepting voluntarily given advantages only if:

•	the acceptance will not influence the performance of the recipient;

•	the recipient will not feel obliged to do something in return for the offeror;

•	the recipient is able to openly discuss the acceptance without reservation; and

•	the nature (e.g. advertising or promotional gift, customary gift or lucky money given during festive occasions) and the value (e.g. not exceeding HK$500) of the advantage are such that refusal could be seen as unsociable or impolite.

[1]	This prohibition does not apply to consumer credit such as open end credit plans or charge cards so long as such type of consumer credit is (a) made in the ordinary course of the Company’s consumer credit business, (b) of a type generally made available by the Company to the public and (c) made on market terms or terms no more favorable than those offered by the Company to the general public for such types of loans.

•	Whether a conflict of interest would in fact arise would depend on the facts of each situation. Such facts would include the amount of business involved, the extent to which the Company Personnel could influence the decisions of the Group with respect to the transaction, and whether the interest is of such a nature that it might affect the objectivity or the business judgment of the Company Personnel.

•	This Code cannot and does not set forth every possible conflict of interest scenario. Therefore, there is no substitute for sound judgment by Company Personnel in each case based upon the particular facts involved.

•	Any Company Personnel who may be involved in a situation or activity that might be a conflict of interest or give the appearance of a conflict of interest must immediately report such situation or activity to the hotline system of the Company (the “Hotline”) (details of which are on the website of the Company), the Company Personnel’s supervisor, Company legal counsel or the designated compliance officer of the Company (the “Compliance Officer”). All reports received shall be referred to the Compliance Officer, who shall confer with legal counsel and issue written advice to such Company Personnel as to whether or not the reported situation or activity is in fact a conflict of interest. The Compliance Officer and legal counsel shall consult with the Audit Committee to the extent they deem necessary or desirable. The Audit Committee will not be responsible for monitoring or enforcing this conflict of interest policy, but rather each Company Personnel is responsible for self-compliance with this conflict of interest policy.

•	Reporting of conflicts of interest, accounting-related matters and illegal or unethical behavior is addressed in greater detail in Section 13 (Reporting of Illegal or Unethical Behavior) of this Code.

4. CORPORATE OPPORTUNITIES

Company Personnel must not (i) take for themselves personally any opportunities discovered through the use of property or information of or position with the Group; (ii) use any property or information of or position with the Group for personal gain; or (iii) compete with the Group.

•	Company Personnel owe a duty to the Group to advance its legitimate interests when the opportunity to do so arises.

•	Unless expressly required or authorised by the Company, Company Personnel must not participate as an officer, director of employee of, or consultant to, or have an equity interest in (other than owning securities of a publicly traded company or where the number of securities owned is insignificant compared to the number of securities outstanding), any organization or individual that is, or plans to be, engaged in any type of business that is similar to the types of businesses carried on by the Group.

5. FAIR DEALING AND INTEGRITY

Company Personnel should endeavor to deal fairly with customers, suppliers, competitors and employees of the Group, governmental authorities and the general public.

•	Company Personnel should not take unfair advantage of or injure anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts, fraudulent behavior or any other unfair dealing practice.

Company Personnel must perform their duties and responsibilities for the Group with the highest degree of integrity.

•	Integrity requires Company Personnel to perform their work with honesty, diligence, responsibility and in accordance with applicable laws. In the performance of their work, Company Personnel must not knowingly be a party to any illegal activity or engage in acts that are discreditable to the Group. Integrity requires Company Personnel to observe both the form and the spirit of the ethical principles contained in this Code.

6. DISCRIMINATION OR HARASSMENT

The Company is committed to providing a work environment that is free from all forms of discrimination on the basis of race, ethnicity, gender, creed, religion, age, disability or sexual preference. It is the Company’s policy to provide equal opportunity to all employees with regard to hiring, pay rates, training and development, promotions and other terms of employment. Employment decisions will comply with all applicable employment laws and regulations.

The Company does not tolerate harassment, including sexual harassment, in any form.

7. PROTECTION AND PROPER USE OF COMPANY ASSETS

Assets of the Group shall be used by Company Personnel for legitimate business purposes and not for personal use.

•	Assets of the Group include, among other things, information, resources, materials, supplies, money, property (including intellectual property, software, hardware and facilities) and the time and talent of Company Personnel.

•	Company Personnel should protect the assets of the Group by avoiding carelessness and waste and by using such assets prudently and efficiently to conduct the business of the Group for its customers.

•	The personal use (including theft) of assets of the Group without permission from the Company is prohibited.

8. POLITICAL CONTRIBUTIONS AND INFLUENCES; BRIBERY

Company Personnel must not use any funds or assets of the Group for contributions to any political party or candidate for public office. In addition, Company Personnel may not make any political contributions as a representative of the Group or create the impression that the Company Personnel is acting as a representative of the Company.

Company Personnel must not offer bribes, similar considerations or anything of value to any public employee or any other person or company with the intent of improperly influencing any governmental entity, or such person or company, for the purpose of obtaining or retaining business for, directing business to or otherwise gaining some benefit or advantage for, the Company or any company within the Group.

•	Any commissions paid or payments made, or favourable terms conceded, or other advantages given by any Company Personnel in the conduct of the Group’s business shall be in accordance with the Company’s prevailing policies on such matters and this Code. Any exceptional commissions, payments, favourable terms or advantages paid or granted should be subject to prior written approval of the Company.

•	All Company Personnel are subject to the provisions of the U.S. Foreign Corrupt Practices Act and the Hong Kong Prevention of Bribery Ordinance.

9. COMPANY BOOKS AND RECORDS

Company Personnel are responsible for providing honest, accurate information in the course of their work with the Group.

•	Accounts, financial reports, research reports, marketing information, sales reports, tax returns and information, expense accounts, time reports, claims and all other books, records and documents of the Group must be kept in such a way as to accurately and completely reflect all Group transactions.

•	Knowingly providing false, incomplete or inaccurate information is improper and, in some situations, illegal. Certain types of information and documents must be updated or amended if changes become known. Company Personnel must not withhold or fail to provide information to their supervisors or management.

10. PREPARATION OF FINANCIAL STATEMENTS

Company Personnel must not knowingly make any misrepresentations regarding the financial statements of the Company or a member of the Group (collectively, the “Financial Statements”) or any facts in the preparation of the Financial Statements, and must comply with all applicable laws, standards, principles, guidelines, rules and regulations in the preparation of the Financial Statements.

•	Company Personnel must not knowingly make any misrepresentations regarding any facts in the preparation of the Financial Statements, records or related information, which includes knowingly:

(i)	making, or permitting or directing another to make, materially false or misleading entries in the Financial Statements or records;

(ii)	failing to correct the Financial Statements or records that are materially false or misleading when he has the authority to record an entry; and

(iii)	signs, or permitting or directing another to sign, a document containing materially false or misleading financial information.

•	Company Personnel must be scrupulous in their application of generally accepted accounting principles. Company Personnel must not (i) express an opinion or state affirmatively that the Financial Statements or other financial data of the Group are presented in conformity with generally accepted accounting principles, or (ii) state that he is not aware of any material modifications that should be made to such statements or data in order for them to be in conformity with generally accepted accounting principles, if such Company Personnel knows or should reasonably know that such statements or data contain any departure from generally accepted accounting principles then in effect in the applicable jurisdiction for which such statements are being prepared.

•	Company Personnel must follow the laws, standards, principles, guidelines, rules and regulations established by all applicable governmental bodies, commissions or other regulatory agencies in the preparation of Financial Statements, records and related information. If a Company Personnel prepares Financial Statements, records or related information (such as “Management’s Discussion and Analysis of Financial Condition and Results of Operation”) for purposes of reporting to such bodies, commissions or regulatory agencies, the Company Personnel should follow the requirements of such organizations in addition to generally accepted accounting principles.

•	Company Personnel must coordinate and consult with the Disclosure Committee of the Company to ensure they are aware of, and carry out, their duties and responsibilities in accordance with all relevant disclosure obligations of the Company.

•	If a Company Personnel and his supervisor have a disagreement or dispute relating to the preparation of financial statements or the recording of transactions, the Company Personnel should take the following steps to ensure that the situation does not constitute a subordination of judgment:

(i)	The Company Personnel should consider whether (A) the entry or the failure to record a transaction in the records, or (B) the financial statement presentation or the nature or omission of disclosure in the financial statements, as proposed by the supervisor, represents the use of an acceptable alternative and does not materially misrepresent the facts or result in an omission of a material fact. If, after appropriate research or consultation, the Company Personnel concludes that the matter has authoritative support and/or does not result in a material misrepresentation, the Company Personnel need do nothing further.

(ii)	If the Company Personnel concludes that the financial statements or records could be materially misstated, the Company Personnel should make his concerns known to the Hotline, Company legal counsel or the

Compliance Officer. All reports received shall be referred to the Compliance Officer, who shall confer with legal counsel and advise the Company Personnel and his supervisor of the position of the Company on the matter. The Compliance Officer and legal counsel shall consult with the Audit Committee to the extent they deem necessary or desirable.

•	If, after receiving the position of the Company on the matter, the Company Personnel concludes that appropriate action was not taken, he should consider his continuing relationship with the Group. The Company Personnel also should consider any responsibility that may exist to communicate to third parties, such as regulatory authorities or the independent external auditor of the Company or any company within the Group (each, an “External Auditor”). In this connection, the Company Personnel may wish to consult with his own legal counsel.

11. OBLIGATIONS TO THE EXTERNAL AUDITOR

Company Personnel must be candid in all dealings with the External Auditor.

•	In dealing with the External Auditor, Company Personnel must be candid and not knowingly misrepresent facts or knowingly fail to disclose material facts, and must respond to specific inquiries and requests by the External Auditor.

•	Company Personnel must not take any action, or direct any person to take any action, to fraudulently influence, coerce, manipulate or mislead the External Auditor in the performance of an audit of the Financial Statements for the purpose of rendering such Financial Statements materially misleading.

12. CONFIDENTIALITY

Company Personnel must not disclose any confidential information of the Group, its customers, suppliers, business partners, Company Personnel or stockholders, except when disclosure is authorized by the Company or is legally mandated.

•	Confidential information includes all non-public information relating to, among other things, decisions, operations, procedures, plans, earnings, financial or business forecasts, databases, names and addresses, competitive bids, formulas, designs, configurations, technical processes, methods or characteristics of machines, trade secrets, supplies, products or materials, research, development, strategies and know-how, regarding the Group, its customers, suppliers, business partners, business relationships, Company Personnel or shareholders, that might be of use to competitors or harmful to the Group, its customers, suppliers, business partners, business relationships, Company Personnel or shareholders, if disclosed.

13. REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

Company Personnel should report any conduct or actions by a Company Personnel that do not comply with the law or with this Code.

•	The Audit Committee of the Company will establish procedures (the “Complaint Procedures”) for (A) the receipt, retention, and treatment of complaints received by the Group regarding accounting, internal accounting controls, auditing matters and illegal or unethical behavior; and (B) the confidential, anonymous submission by Company Personnel of concerns regarding questionable accounting or auditing matters and illegal or unethical behavior.

•	Under the Complaint Procedures, the Company will maintain the Hotline for receiving complaints under the overall supervision of the Compliance Officer. The Hotline will include a dedicated phone line with voice mail capability, a dedicated e-mail address and a mailing address. Details of the Hotline will be posted on the website of the Company.

•	Any Company Personnel who questions whether a practice is acceptable must immediately report such practice to the Hotline, the Company Personnel’s supervisor, Company legal counsel or the Compliance Officer. All reports received shall be referred to the Compliance Officer, who shall confer with legal counsel and issue a written advisory to such Company Personnel as to whether or not the reported practice is in fact acceptable. The Compliance Officer and legal counsel shall consult with the Audit Committee to the extent they deem necessary or desirable. The Audit Committee will not be responsible for monitoring or enforcing this reporting of violations policy, but rather each Company Personnel is responsible for self-compliance with this reporting of violations policy.

•	If it is determined that a Company Personnel violated this Code, failed to report a known or suspected violation of this Code, or provided intentionally false or malicious information in connection with an alleged violation of this Code, the Company may take disciplinary action against any such Company Personnel to the extent compliance officer and legal counsel deem appropriate. No Company Personnel will be disciplined for reporting a concern in good faith.

•	Under the “whistleblower” provisions of the U.S. Sarbanes-Oxley Act, no member of the Group may retaliate (discharge, demote, suspend, threaten, harass or discriminate against) against any Company Personnel for providing information to or assisting with an investigation by the U.S. Congress or any U.S. Federal regulatory or law enforcement agency or the Company Personnel’s supervisor.

•	To the extent possible, as allowed by law, and subject to the confidentiality protections for employees contained in the Complaint Procedures of the Company, reports will be treated as confidential.

14. WAIVERS AND AMENDMENTS OF THIS CODE

Any waiver or amendment of this Code for executive officers or directors must be promptly disclosed to stockholders of the Company.

•	Any waiver of this Code may be made only by the Board or a committee of the Board to which such responsibility has been delegated.

•	The nature of any amendment, other than technical, administrative or other non-substantive amendments, of this Code must be disclosed.

•	The nature of any waiver, including an implicit waiver, of this Code, the name of the Company Personnel to whom the waiver was granted, and the date of the waiver must be disclosed.

•	“Waiver” means the approval of the Company of a material departure from any provision of this Code.

•	“Implicit waiver” means a failure of the Company failure to take action within a reasonable time regarding any material provision of this Code that has been made known to an executive officer of the Company.

A copy of this Code shall be posted on the website of the Company, www.htil.com.